Exhibit 99.1

RANGE ANNOUNCES FIRST QUARTER 2013 RESULTS

FORT WORTH, TEXAS, APRIL 25, 2013…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its first quarter 2013 financial results.

First Quarter Highlights –

•	Record daily production of 876 Mmcfe per day, an increase of 34% over prior-year quarter
•	Cash flow was $219 million, an increase of 34% as compared to the prior-year quarter, despite lower prices
•	Adjusted non-GAAP cash flow of $1.36 per share exceeds average First Call consensus estimates by 3 cents
•	Adjusted non-GAAP earnings of $0.33 per share exceeds average First Call consensus estimates by 4 cents
•	Unit costs decline 10% as compared to the prior-year quarter
•	Liquids-rich Marcellus in southwest Pennsylvania continues to provide impressive results
•	Refinanced higher cost debt with completion of a $750 million senior subordinated notes offering at 5%
•	Asset sale for $275 million closed April 1st

Commenting on the announcement, Jeff Ventura, Range’s President and CEO, said, “We accomplished a great deal so far in 2013.  Our 34% production increase coupled with the 10% reduction in unit costs reflects the high quality of our asset base and exceptional performance by the entire Range team.  The $750 million note offering and the $275 million asset sale strengthened our financial position and lowers our borrowing cost.  We continue to fine tune our drilling and completion process in our core plays and we are seeing improved well performance and greater capital efficiency.  We are well on track to achieve our production growth target of 20% to 25% for 2013. More importantly, we believe that we have line-of-sight production growth of 20% to 25% for many years. This growth will be led by our approximately one million net acre leasehold position in Pennsylvania. The strong growth, coupled with high returns, low cost and low reinvestment risk position us well to drive substantial per share value for years to come.”

Financial Discussion

(Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market on derivatives, non-cash stock compensation and other items shown separately on the attached tables.)

GAAP revenues for the first quarter of 2013 totaled $319 million (27% increase as compared to first quarter 2012), GAAP net cash provided from operating activities including changes in working capital reached $201 million (29% increase as compared to first quarter 2012) and GAAP earnings were a net loss of $76 million ($0.47 loss per diluted share) versus a net loss of $42 million ($0.26 loss per diluted share) in the first quarter 2012.

Non-GAAP revenues for first quarter 2013 totaled $420 million (34% increase as compared to first quarter 2012), cash flow from operations before changes in working capital, a non-GAAP measure, reached $219 million ($1.36 per diluted share, and a 33% increase as compared to first quarter 2012).  Adjusted net income, a non-GAAP measure, was $53 million ($0.33 per diluted share, and a 120% increase as compared to first quarter 2012) for the first quarter 2013.

Several non-cash or non-recurring items impacted first quarter results.  A $96.8 million mark-to-market commodity hedge loss was recorded. A $35.0 million provision for a lawsuit was recorded.  A $42.4 million expense for mark-to-market for the increase in the Company’s common stock held in the Company deferred compensation plan (which was fully funded on the date of grant), and $12.3 million of non-cash stock compensation expenses were recorded.

Total unit costs decreased by $0.42 per mcfe or 10% compared to the prior-year quarter led by decreases in operating expenses and depreciation, depletion and amortization expenses.  These reductions more than offset the increase in transportation cost related to Range’s increased Marcellus activity, moving natural gas to markets with higher natural gas prices.  Direct operating expense for the quarter was $0.37 per mcfe, a 23% decrease compared to the prior-year quarter.  DD&A expense decreased 13% to $1.46 per mcfe.

As previously reported, first quarter production volumes reached a record high, averaging 876 Mmcfe per day, a 34% increase over the prior-year quarter.  Year-over-year oil and condensate production increased 52%, NGL production rose 22%, while natural gas production increased 34%.  The record production was driven by the continued success of the Company’s drilling program primarily in the Marcellus Shale.  Wellhead prices, after adjustment for all cash-settled hedges, averaged $5.06 per mcfe, a 3% decrease from the prior-year period.  Production and realized prices by each commodity for the first quarter were:  natural gas – 689 Mmcf per day ($4.09 per mcf), NGLs – 20,994 barrels per day ($35.29 per barrel) and crude oil and condensate – 10,141 barrels per day ($85.46 per barrel).

See “Non-GAAP Financial Measures” for a definition of each of these non-GAAP financial measures and tables that reconcile each of these non-GAAP measures to their most directly comparable GAAP financial measure.

Capital Expenditures

First quarter drilling expenditures of $380 million funded the drilling of 53 (51 net) wells and the completion of previously drilled wells.  A 100% drilling success rate was achieved.  In addition, during the first quarter, $9 million was expended on acreage, $7 million on gas gathering systems and $17 million for exploration expense.  The Company is on track with its 2013 capital expenditure budget of $1.3 billion.  In the plan, capital spending will be weighted to the first three quarters of the year.

Balance Sheet

During the first quarter, Range completed an offering of $750 million senior subordinated notes due 2023 that carries an interest rate of 5.0%.  The net proceeds of $737.8 million were used to repay the outstanding balance on the Company’s bank credit facility.  At the end of the first quarter, the Company had approximately $1.6 billion of liquidity available under its credit facility.  Increasing cash flow and the proceeds from asset sales are expected to further strengthen the balance sheet in 2013.  On May 2, 2013, Range will redeem all $250 million in outstanding principal of its 7.25% senior subordinated notes due 2018.  As a result, Range will have no note maturities until 2019.

Permian Basin Asset Sale

On April 1, 2013, Range closed the sale for $275 million of certain Permian Basin properties located in southeast New Mexico and West Texas.  The properties sold consisted of approximately 7,000 net acres and production of approximately 18 Mmcfe per day.  Including this sale, the Company has sold $2.3 billion in assets since 2004 to focus its resources and personnel on the highest rate of return projects in the portfolio.

Hedging Status

Range hedges portions of its expected future production volumes to increase the predictability of cash flow and to help maintain a strong, flexible financial position. Range currently has over 70% of its expected remaining 2013 (second quarter through fourth quarter) natural gas production hedged at a weighted average floor price of $4.15 per mcf.  Similarly, Range has hedged more than 80% of its projected remaining crude oil production at a floor price of $94.63 and more than 50% of its composite NGL production near current market prices. Please see Range’s detailed hedging schedule posted at the end of the financial tables below and on its website at www.rangeresources.com.

Effective March 1, 2013, Range elected to discontinue hedge accounting for derivative contracts and moved completely to mark-to-market accounting for its derivative contracts.  With the full derivative portfolio now subject to mark-to-market accounting, the Company recognized an $81.4 million reduction in value of its hedge portfolio during the month of March with the improvement of natural gas prices during the month.  This amount would have been deferred if the Company had continued using hedge accounting.  The mark-to-market accounting treatment may create fluctuations in earnings as commodity prices change both positively and negatively, however, such mark-to-market adjustments have no cash flow impact.  The impact to cash flow will occur as the underlying contracts are settled.  As of April 1, 2013, the Company expects to reclassify into earnings $80.9 million of unrealized net gains in the remaining nine months of 2013 and $10.9 million of unrealized net gains in 2014 which were the previously deferred gains in accumulated other comprehensive income at the de-designation date on March 1, 2013.

Operational Discussion

Range has updated its investor presentation with economic sensitivity analysis and other financial and operational information.  Please see www.rangeresources.com under the Investor Relations tab, “Presentations and Webcasts” area, for the presentation entitled, “Company Presentation—April 25, 2013.”

Southern Marcellus Shale Division -

During the first quarter, the division brought online 25 wells in southwest Pennsylvania, with 20 wells in the super-rich area and five wells in the dry area. The initial production rates of the new wells averaged 11.5 (9.2 net) Mmcfe per day with 65% liquids.  During the quarter, the division completed a two-well pad in the super-rich area at an average 24-hour rate per well of 3,371 (2,805 net) boe per day that was 59% liquids (397 barrels condensate, 1,607 barrels NGLs and 8.2 Mmcf gas).  A six-well pad completed in the super-rich area had an average 24-hour rate per well of 2,340 (1,955 net) boe per day that was 65% liquids (513 barrels condensate, 1,010 barrels NGLs and 4.9 Mmcf gas).

Subsequent to the end of the quarter, another six-well pad in the same super-rich area is now producing to sales under constrained facility limitations at an average 24-hour rate per well of 1,860 (1,577 net) boe per day composed of 64% liquids (502 barrels condensate, 688 barrels NGLs and 4.0 Mmcf gas).

Infrastructure and capacity additions remain on track as Range continues to work closely with the midstream companies transporting and processing its production.  At quarter-end the backlog of wells waiting on completion or pipeline connection increased to 64 wells.  Range expects to turn to sales a total of 102 wells in the southern Marcellus during 2013.

Northern Marcellus Shale Division—

In northeast Pennsylvania, Range drilled seven wells in the first quarter. Two significant wells were drilled in Lycoming County that produced at an average 24-hour rate per well of 14.7 (12.5 net) Mmcf per day from an average lateral length of 4,184 feet with 13 frac stages.  In total, 10 wells in this division were turned to sales in the first quarter.  As a result, the Company’s backlog of uncompleted wells and wells waiting on pipeline connection declined to 25 at quarter-end.  Range anticipates drilling another 15 wells and working off some of its backlog in northeast Pennsylvania during the remainder of 2013.

At the end of the first quarter, in the Bradford County area operated by Talisman, there were a total of 17 (4.5 net) wells producing, 44 (11.6 net) wells waiting on completion or pipeline connection.

In northwest Pennsylvania, Range continues to monitor offset Utica Shale activity where the Company has approximately 181,000 net acres of leasehold.

Midcontinent Division –

During the first quarter, the Midcontinent division continued to focus on Range’s Horizontal Mississippian acreage along the Nemaha Ridge. A total of 17 (16.7 net) wells were turned to sales with average lateral lengths of 3,616 feet with 19 frac stages.  Average 7-day rates for the completions were 480 (382 net) boe per day with 78% liquids.  Notably, the division drilled the Tyr 24-3N with a 24-hour initial production rate of 1,024 (827 net) boe per day that was 80% liquids, from a lateral of 3,403 feet with 20 frac stages.  The Balder #1-30N, previously announced in 2012, has now produced a over 68,000 barrels of oil during its first 11 months of production, the average rate during this time period was 562 (388 net) boe per day with 74% liquids and a payback period of less than six months.

At the beginning of the year, Range anticipated drilling 51 (42 net) wells during 2013.  As a higher than expected working interest has been realized during the first quarter, Range now expects to turn to sales a total of 41 to 43 (40 to 42 net) producing wells in 2013; therefore, although the gross planned producing well count has decreased, the net producing well count is approximately the same.  During the past year, Range has seen over a 30% reduction in spud to spud cycle times for the Horizontal Mississippian, and is now averaging less than 25 days.  Due to the increased drilling efficiencies along with fewer gross wells being drilled, Range will complete its 2013 development plan by using fewer rigs and drilling fewer salt water disposal wells than originally estimated.

In addition, continued activity in the Texas Panhandle is anticipated for most of 2013 where Range has had success drilling Horizontal St. Louis wells.  Range completed two St. Louis wells in the first quarter and expects to drill another three to five wells in that area by the end of 2013.

Permian Division –

Range’s Permian division is targeting the Wolfberry and Cline Shale oil plays in West Texas.   Last year, Range drilled six Wolfberry wells that are continuing to produce above initial forecasts.  The average 90-day production rate for these six wells was 247 (185 net) boe per day with 66% liquids (90 barrels oil, 73 barrels NGLs and 500 mcf gas).   In addition to higher production rates in the Wolfberry, the Company has seen efficiencies in days to drill, which now average less than 16 days.  Range drilled three vertical Wolfberry wells in the first quarter, and expects to continue activity throughout the remainder of the 2013.  In the Cline Shale, Range will continue to monitor industry activity in an area where the Company has approximately 100,000 net acre position that is over 90% held by production.

Southern Appalachia Division –

The Southern Appalachia Division continued development of multi-pay horizons on its 350,000 (235,000 net) acre position in Virginia during the first quarter.  The division turned to sales three wells during the quarter.  A total of eight horizontal Huron Shale wells are planned to be drilled in 2013.

Guidance – Second Quarter 2013

Production Guidance:

Production growth for 2013 is targeted at 20% to 25% year-over-year. Production for the second quarter of 2013 is expected to range between 880 to 890 Mmcfe per day. Liquids are expected to be approximately 20% of second quarter production.  Range expects completions and wells being turned to sales will be weighted towards the liquids-rich areas.  As a result, Range is expecting liquids production growth during 2013 to be greater than the 20% to 25% year-over-year overall production growth target.  Range anticipates that its first ethane sales contract will become operational during the third quarter of 2013.  The initial volumes are still being coordinated among Range, the customer and the third-party transportation provider.  Currently, the Company expects to deliver 5,000 barrels per day of ethane over the last six months of the year.  Under the current contract arrangements, Range is scheduled to increase ethane deliveries under this first ethane arrangement to 15,000 barrels per day at the beginning of 2014.  Since ethane deliveries are FOB the Houston processing plant, the Company is not expected to incur any additional costs associated with the contract.

Guidance for 2013 Activity:

Under the current plan, which will be subject to change during the year, Range expects to turn to sales approximately 178 wells in the Marcellus and Horizontal Mississippian during 2013, as shown below:

	Wells in First Quarter 2013	Remaining 2013 Wells	Planned Total Wells to Sales in 2013
Super-Rich area	20	33	53
Wet area	0	33	33
Dry area (NE & SW)	15	35	50
Total Marcellus	35	101	136
Hz. Mississippian	17	25	42
Total	52	126	178

Expense per mcfe Guidance:

Direct operating expense: $0.38 - $0.40 per mcfe
Transportation, gathering and compression expense: $0.82—$0.84 per mcfe
Production tax expense (a): $0.15—$0.16 per mcfe
Exploration expense: $18—$20 million
Unproved property impairment expense: $15—$17 million
G&A expense: $0.40—$0.42 per mcfe
Interest expense: $0.58—$0.59 per mcfe
DD&A expense: $1.46—$1.48 per mcfe

(a)	Total production tax expense, including an estimated Pennsylvania impact fee of $7 million, is expected to be $0.15—$0.16 per mcfe.

Differential Pricing History (b)

	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	1Q 2013
Natural Gas	$0.07	($0.02)	($0.13)	($0.03)	$0.18	$0.14
NGL (% of WTI NYMEX)	54%	48%	39%	33%	43%	38%
Oil (% of WTI NYMEX)	92%	88%	91%	90%	89%	90%

(b)	Differentials based on pre-hedge pricing, excluding transportation, gathering and compression expense.

Conference Call Information

A conference call to review the financial results is scheduled on Friday, April 26 at 9:00 a.m. ET. To participate in the call, please dial 877-407-0778 and ask for the Range Resources first quarter 2013 financial results conference call.  A replay of the call will be available through May 27.  To access the phone replay dial 877-660-6853. The conference ID is 412214.

A simultaneous webcast of the call may be accessed over the Internet at http://www.rangeresources.com.  The webcast will be archived for replay on the Company’s website until May 27.

Non-GAAP Financial Measures:

Adjusted net income comparable to analysts’ estimates as set forth in this release represents income or loss from operations before income taxes adjusted for certain non-cash items (detailed below and in the accompanying table) less income taxes.  We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis.  A table is included which reconciles income or loss from operations to adjusted net income comparable to analysts’ estimates and diluted earnings per share (adjusted).  On its website, the Company provides additional comparative information on prior periods along with non-GAAP revenue disclosures.

First quarter 2013 earnings included a loss of $100.3 million for the non-cash unrealized mark-to-market reduction in value of the Company’s derivatives, unproved property impairment expense of $15.2 million, a $42.4 million expense recorded for the mark-to-market in the deferred compensation plan, a $35.0 million provision for possible settlement of a class action lawsuit concerning post production costs charged to Oklahoma royalty owners in prior years, and $12.3 million of non-cash stock compensation expenses.  Excluding these items, net income would have been $52.9 million or $0.33 per diluted share.  Excluding similar non-cash items from the prior-year quarter, net income would have been $24.4 million or $0.15 per diluted share.  By excluding these non-cash items from our reported earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of the Company’s earnings.  (See the reconciliation of non-GAAP earnings in the accompanying table.)

Cash flow from operations before changes in working capital as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  A table is included which reconciles Net cash provided by operations to Cash flow from operations before changes in working capital as used in this release.  On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.

The cash prices realized for oil and natural gas production including the amounts realized on cash-settled derivatives and net of transportation, gathering and compression expense is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Due to the GAAP disclosures of various derivative transactions and third party transportation, gathering and compression expense, such information is now reported in various lines of the income statement.  The Company believes that it is important to furnish a table reflecting the details of the various components of each income statement line to better inform the reader of the details of each amount and provide a summary of the realized cash-settled amounts and third party transportation, gathering and compression expense which historically were reported as natural gas, NGLs and oil sales.  This information will serve to bridge the gap between various readers’ understanding and fully disclose the information needed.

The Company discloses in this release the detailed components of many of the single line items shown in the unaudited GAAP financial statements included in the Company’s Quarterly Report on Form 10-Q.  The Company believes that it is important to furnish this detail of the various components comprising each line of the Statements of Operations to better inform the reader of the details of each amount, the changes between periods and the effect on its financial results.

Hedging and Derivatives

As discussed in this news release, Range has reclassified within total revenues its financial reporting of the cash settlement of its commodity derivatives. Under this presentation, those hedges considered “effective” under ASC 815 are included in “Natural gas, NGLs and oil sales” when settled. For undesignated hedges and those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” or is “volumetric ineffective” due to sale of the underlying reserves, they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income (loss)” in the consolidated statements of operations included in the Company’s Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. Effective March 1, 2013 the Company de-designated all commodity contracts and elected to discontinue hedge accounting prospectively. The Company has provided additional information regarding natural gas, NGLs and oil sales in a supplemental table included with this release, which would correspond to amounts shown by analysts for natural gas, NGLs and oil sales realized, including cash-settled derivatives.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the southwest region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at http://www.rangeresources.com/ and http://www.myrangeresources.com/.

Except for historical information, statements made in this release such as future growth in production, low-reinvestment risk, earnings and per-share value, improved well performance, expected greater capital efficiency, future rates of return, continued drilling improvements, capital spending plans, disproportionate growth in liquids production, cost structure improvements, planned exports, expected drilling and development plans and future guidance information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.  You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2013-13

SOURCE:   Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Research Manager

817-869-4267

Michael Freeman, Financial Analyst

817-869-4264

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

www.rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2013	2012	%
Revenues and other income:
Natural gas, NGLs and oil sales (a)	$398,239	$317,617
Derivative cash settlements gain (loss) (a) (b)	382	(7,829)
Change in mark-to-market on unrealized derivatives	(96,802)	(52,056)
gain (loss) (b)
Ineffective hedging (loss) gain (b)	(3,455)	(948)
Gain (loss) on sale of properties	(166)	(10,426)
Brokered natural gas and marketing	21,058	3,275
Equity method investment (c)	(80)	316
Other (c)	63	1,006
Total revenues and other income	319,239	250,955	27%
Costs and expenses:
Direct operating	29,527	28,665
Direct operating – non-cash stock compensation (d)	661	357
Transportation, gathering and compression	62,416	40,820
Production and ad valorem taxes	11,383	12,634
Pennsylvania impact fee - prior year	—	24,000
Brokered natural gas and marketing	22,066	3,609
Brokered natural gas and marketing – non-cash stock-
based compensation (d)	249	453
Exploration	15,710	20,588
Exploration – non-cash stock compensation (d)	1,070	928
Abandonment and impairment of unproved properties	15,218	20,289
General and administrative	35,354	30,055
General and administrative – non-cash stock	10,306	8,158
compensation (d)
General and administrative – lawsuit settlements	38,398	516
Deferred compensation plan (e)	42,360	(7,830)
Interest expense	42,210	37,205
Loss on early extinguishment of debt	—	—
Depletion, depreciation and amortization	115,101	100,151
Impairment of proved properties and other assets	—	—
Total costs and expenses	442,029	320,598	38%

Income (loss) from continuing operations before income taxes	(122,790)	(69,643)	-76%

Income tax expense (benefit):
Current	25	—
Deferred	(47,205)	(27,843)
	(47,180)	(27,843)

Net income (loss)	$(75,610)	$(41,800)	-81%

Income (Loss) Per Common Share:

Basic	$(0.47)	$(0.26)
Diluted	$(0.47)	$(0.26)

Weighted average common shares outstanding, as reported:
Basic	160,125	158,913	1%
Diluted	160,125	158,913	1%

(a)   See separate natural gas, NGLs and oil sales information table.

(b)   Included in Derivative fair value (loss) income in the 10-Q.

(c)   Included in Brokered natural gas, marketing and other revenues in the 10-Q.

(d)   Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(e)   Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION

BALANCE SHEETS
(In thousands)	March 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets	$169,464	$190,062
Current unrealized derivative gain	23,052	137,552
Assets held for sale	165,478	—
Deferred tax asset	12,646	—
Natural gas and oil properties	6,183,948	6,096,184
Transportation and field assets	38,299	41,567
Other	273,644	263,370
	$6,866,531	$6,728,735

Liabilities and Stockholders’ Equity
Current liabilities	$577,289	$448,202
Current asset retirement obligation	2,366	2,470
Current unrealized derivative loss	19,662	4,471
Current liabilities held for sale	8,346	—
Bank debt	47,000	739,000
Subordinated notes	2,889,505	2,139,185
	2,936,505	2,878,185

Deferred tax liability	683,857	698,302
Unrealized derivative loss	8,370	3,463
Deferred compensation liability	222,700	187,604
Long-term asset retirement obligation and other	150,044	148,646
	1,064,971	1,038,015

Common stock and retained earnings	2,205,108	2,278,243
Treasury stock	(3,767)	(4,760)
Accumulated other comprehensive income	56,051	83,909
Total stockholders’ equity	2,257,392	2,357,392
	$6,866,531	$6,728,735

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited, in thousands)	Three Months Ended March 31,
	2013	2012

Net income (loss)	$(75,610)	$(41,800)
Adjustments to reconcile net cash provided from continuing operations:
(Gain) loss from equity investment, net of distributions	610	251
Deferred income tax expense (benefit)	(47,205)	(27,843)
Depletion, depreciation, amortization and proved property impairment	115,101	100,151
Exploration dry hole costs	(159)	709
Abandonment and impairment of unproved properties	15,218	20,289
Mark-to-market (gain) loss on oil and gas derivatives not designated as hedges	96,802	52,056
Unrealized derivatives (gain) loss	3,455	948
Amortization of deferred issuance costs, loss on extinguishment of debt, and other	2,080	1,848
Deferred and stock-based compensation	54,991	2,508
Gain (loss) on sale of assets and other	166	10,426

Changes in working capital:
Accounts receivable	1,292	11,947
Inventory and other	166	(897)
Accounts payable	5,775	8,962
Accrued liabilities and other	28,567	16,422
Net changes in working capital	35,800	36,434
Net cash provided from operating activities	$201,249	$155,977

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)	Three Months Ended March 31,
	2013	2012

Net cash provided from operating activities, as reported	$201,249	$155,977
Net changes in working capital from continuing operations	(35,800)	(36,434)
Exploration expense	15,869	19,879
Lawsuit settlements	38,398	516
Equity method investment distribution / intercompany elimination	(531)	(566)
Prior year Pennsylvania impact fee	—	24,000
Non-cash compensation adjustment	(206)	(388)
Cash flow from operations before changes in working capital, a non-GAAP measure	$218,979	$162,984

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)	Three Months Ended March 31,
	2013	2012
Basic:
Weighted average shares outstanding	162,840	161,739
Stock held by deferred compensation plan	(2,715)	(2,826)
Adjusted basic	160,125	158,913

Dilutive:
Weighted average shares outstanding	162,840	161,739
Dilutive stock options under treasury method	(2,715)	(2,826)
Adjusted dilutive	160,125	158,913

RANGE RESOURCES CORPORATION

RECONCILIATION OF NATURAL GAS, NGLs AND OIL SALES AND DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED CASH REALIZED NATURAL GAS, NGLs AND OIL PRICES WITH AND WITHOUT THIRD PARTY TRANSPORTATION, GATHERING AND COMPRESSION FEES

non-GAAP measures
(Unaudited, in thousands, except per unit data)	Three Months Ended March 31,
	2013	2012	%
Natural gas, NGLs and oil sales components:
Natural gas sales	$253,945	$128,068
NGLs sales	67,571	76,498
Oil and condensate sales	78,000	55,422

Cash-settled hedges (effective):
Natural gas	(1,379)	57,629
Crude oil	102	—
Total natural gas, NGLs and oil sales, as reported	$398,239	$317,617	25%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Natural gas	$1,379	$1,185
NGLs	(895)	(4,392)
Crude Oil	(102)	(4,622)
Change in mark-to-market on unrealized derivatives	(96,802)	(52,056)
Unrealized ineffectiveness	(3,455)	(948)
Total derivative fair value income (loss), as reported	$(99,875)	$(60,833)

Natural gas, NGLs and oil sales, including all cash-settled derivatives (c):
Natural gas sales	$253,945	$186,882
NGL sales	66,676	72,106
Oil and condensate sales	78,000	50,800
Total	$398,621	$309,788	29%

Third party transportation, gathering and compression fee components:
Natural gas	$59,241	$38,506
NGLs	3,175	2,314
Total transportation, gathering and compression, as reported	$62,416	$40,820

Production during the period (a):
Natural gas (mcf)	62,023,956	46,633,207	33%
NGLs (bbl)	1,889,424	1,560,826	21%
Oil and condensate (bbl)	912,662	608,077	50%
Gas equivalent (mcfe) (b)	78,836,472	59,646,625	32%

Production – average per day (a):
Natural gas (mcf)	689,155	512,453	34%
NGLs (bbl)	20,994	17,152	22%
Oil and condensate (bbl)	10,141	6,682	52%
Gas equivalent (mcfe) (b)	875,961	655,457	34%

Average prices, including cash-settled hedges and derivatives before third party transportation costs (c):
Natural gas (mcf)	$4.09	$4.01	2%
NGLs (bbl)	$35.29	$46.20	-24%
Oil and condensate (bbl)	$85.46	$83.54	2%
Gas equivalent (mcfe) (b)	$5.06	$5.19	-3%

Average prices, including cash-settled hedges and derivatives (d):
Natural gas (mcf)	$3.14	$3.18	-1%
NGLs (bbl)	$33.61	$44.71	-25%
Oil and condensate (bbl)	$85.46	$83.54	2%
Gas equivalent (mcfe) (b)	$4.26	$4.51	-5%

Transportation, gathering and compression expense per mcfe	$0.79	$0.68	16%

(a)   Represents volumes sold regardless of when produced.

(b)   Oil and NGLs are converted at the rate of one barrel equals six mcfe based upon the approximate relative energy content of oil to natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c)   Excluding third party transportation, gathering and compression costs.

(d)   Net of transportation, gathering and compression costs.

RANGE RESOURCES CORPORATION

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AS REPORTED TO INCOME FROM OPERATIONS BEFORE INCOME TAXES EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)	Three Months Ended March 31,
	2013	2012	%

(Loss) income from continuing operations before income taxes, as reported	$(122,790)	$(69,643)	76%
Adjustment for certain special items:
Gain (loss) on sale of properties	166	10,426
Change in mark-to-market on unrealized derivatives (gain) loss	96,802	52,056
Unrealized derivative (gain) loss	3,455	948
Abandonment and impairment of unproved properties	15,218	20,289
Prior year Pennsylvania impact fee	—	24,000
Lawsuit settlements	38,398	516
Brokered natural gas and marketing – non cash stock-based compensation	249	453
Direct operating – non-cash stock-based compensation	661	357
Exploration expenses – non-cash stock-based compensation	1,070	928
General & administrative – non-cash stock-based compensation	10,306	8,158
Deferred compensation plan – non-cash adjustment	42,360	(7,830)
Income from operations before income taxes, as adjusted	85,895	40,658	111%

Income tax expense, as adjusted
Current	25	—
Deferred	32,993	16,244
Net income excluding certain items, a non-GAAP measure	$52,877	$24,414	117%

Non-GAAP income per common share
Basic	$0.33	$0.15	120%
Diluted	$0.33	$0.15	120%

Non-GAAP diluted shares outstanding, if dilutive	160,996	159,858

HEDGING POSITION AS OF APRIL 23, 2013 –

(Unaudited)

	Daily Volume	Hedge Price
Gas (Mmbtu)
2Q 2013 Swaps	255,000	$3.63
2Q 2013 Collars	280,000	$4.59 - $5.05
3Q 2013 Swaps	270,000	$3.68
3Q 2013 Collars	280,000	$4.59 - $5.05
4Q 2013 Swaps	263,370	$3.74
4Q 2013 Collars	280,000	$4.59 - $5.05

2014 Swaps	20,000	$4.08
2014 Collars	417,500	$ 3.82 - $4.47

2015 Collars	115,000	$ 4.05 - $4.54

Oil (Bbls)
2Q 2013 Swaps	4,825	$ 96.64
2Q 2013 Collars	3,000	$90.60 - $100.00
3Q 2013 Swaps	5,825	$ 96.74
3Q 2013 Collars	3,000	$90.60 - $100.00
4Q 2013 Swaps	6,825	$ 96.79
4Q 2013 Collars	3,000	$90.60 - $100.00

2014 Swaps	6,000	$94.54
2014 Collars	2,000	$85.55 - $100.00

2015 Swaps	2,000	$90.20

C5 Natural Gasoline (Bbls)
2Q 2013 Swaps	6,500	$2.134
3Q 2013 Swaps	6,500	$2.134
4Q 2013 Swaps	6,500	$2.134

C3 Propane (Bbls)
2Q 2013 Swaps	7,000	$0.934
3Q 2013 Swaps	7,000	$0.934
4Q 2013 Swaps	7,000	$0.934

2014 Swaps	1,000	$0.96

NOTE:  SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS